Exhibit 14


                                   FORUM FUNDS
               INDIVIDUAL RETIREMENT ACCOUNT DISCLOSURE STATEMENT



FORUM FUNDS
INDIVIDUAL RETIREMENT ACCOUNT DISCLOSURE STATEMENT
It is required that you be given this Disclosure Statement for the purpose of insuring that you are informed and understand the nature of an Individual Retirement Account ("IRA") sponsored by Forum Funds. This Disclosure Statement explains the rules governing IRAs including the rules adopted by the Tax Reform Act of 1986 which took effect on January 1, 1987.

If you should have any questions, you may contact us at the following address and phone number:

         Forum Financial Corp.
         P.O. Box 446
         Portland, Maine 04112
         (207) 879-0001

YOUR RIGHT TO REVOKE THIS IRA. You may revoke this IRA at any time in writing within seven (7) days after the later of the date you received this Disclosure Statement or the day you established this IRA. For purposes of revocation, it will be assumed that you received the Disclosure Statement no later than the date of your check or transfer direction with which you opened your IRA. To revoke the IRA, you must either mail or deliver a notice of revocation to the address listed above. Oral revocations are not accepted.

If after you have established an IRA and during the period in which you are entitled to revoke the IRA, there becomes effective a material adverse change in the information set forth in the Disclosure Statement or a material change in the governing instrument used in establishing the IRA, you are entitled to revoke your IRA on or before a date not less than seven days after the date on which you receive such amendment under the same revocation procedure set forth above.

If a notice of revocation is mailed, it shall be deemed mailed on the date of the postmark (or if sent by certified or registered mail, the date of certification or registration) if it is so deposited in the mail in the United States, first class postage prepaid and properly addressed. If you revoke your IRA, you are entitled to a return of the entire amount contributed.

TYPES OF IRAS; ELIGIBILITY

IN GENERAL. There are several types of IRAs. For example, there is a "Regular IRA" to which you may make contributions for yourself. There is also a "Spousal IRA" which you may be able to set up for your spouse. There is also a "Rollover IRA" which you can set up to receive assets from a qualified plan, annuity or another IRA. Finally, there is a "SEP-IRA" (which is also known as a Simplified Employee Pension Plan) which your employer can establish for you. Following is a general description of the rules which apply to each of these types of IRAs and who is eligible to establish them.

REGULAR IRA. You may contribute up to the lesser of $2,000 or 100% of your compensation if you have not reached age 70 1/2 during the taxable year. You may make this contribution even if you or your spouse is an active participant in a qualified employer plan. However, as explained below, the amount of the contribution which you may deduct may be limited. Compensation includes wages, salary, commissions, bonuses, tips, earned income of self-employed persons and any amount includable in income as alimony or separate maintenance payments, but does not include income from interest, dividends or other earnings or profits from property, or amounts not includable in your gross income.

SPOUSAL IRA. You may contribute to your IRA and an IRA for your spouse who has no compensation (or elects to be treated as having no compensation) if: (1) you have received compensation during the taxable year and (2) you file a joint income tax return for the year with your spouse. Under such an arrangement, you may qualify for a total contribution equal to the lesser of $4,000 or 100% of your compensation for the taxable year. You can determine how to divide the contribution between the two accounts but you cannot contribute more than $2,000 annually into either one. While you cannot contribute to your IRA in the taxable year in which you reach 70 1/2, you can still contribute to your spouse's IRA if he or she has not reached 70 1/2. A Spousal IRA does not involve the creation of a joint account. The account of each spouse is separately owned and treated independently from the account of the other spouse.

ROLLOVER IRA. All or a portion of certain distributions (other than, among others, required distributions made on account of your attaining age 70 1/2) from qualified retirement plans (or the proceeds thereof), annuities and other IRAs may be "rolled over" tax-free into an IRA within sixty (60) days after your receipt of the distribution (or directly under the retirement plan rules effective after 1992) without regard to the limits on deductible contributions, but no deduction is allowed with respect to such a rollover. In the case of a distribution from a qualified plan that contains a return of non-deductible employee contributions, the returned contributions may not be rolled over. Under certain circumstances, the law allows you to roll over a distribution from an IRA into a qualified pension or profit-sharing plan, qualified annuity plan, or tax sheltered annuity or custodial account; however, such a rollover cannot be made from an IRA to which you have made any contributions. You can also transfer assets you hold in one IRA to another IRA by directing the current trustee or custodian to transfer those assets directly to the new IRA. However, if you transfer assets other than cash, the identical property must be contributed to the new IRA. You can direct such a so-called "trustee to trustee transfer" at any time. However, you may make a rollover from one IRA to another IRA only once during a one-year period. A decision to make a rollover from a qualified plan, as signified by checking the rollover box on the Application, is irrevocable.

Rollover amounts you receive may not be deposited in your spouse's IRA, but if you should die while still a participant in a qualified plan, in certain cases your spouse may be allowed to make a tax-free rollover to an IRA of all or any part of the assets distributed from the qualified plan, excluding any contributions (other than voluntary deductible employee contributions) made by you to such plan. The amount of such distributions rolled over by a spouse into an IRA may not subsequently be rolled over into another employer's qualified plan or annuity.

A distribution received under a qualified domestic relations order may be eligible for rollover treatment.

Strict requirements must be met to qualify for tax-free rollover treatment. Rollover treatment must be elected in writing. You should consult your personal tax advisor in connection with rollovers to and from your IRA.

SIMPLIFIED EMPLOYEE PENSION (SEP-IRA). An employer may adopt a SEP and contribute to your SEP-IRA even if you are covered by another retirement plan within limits prescribed by SEP rules. The contributions are deductible to the employer and are generally not includable in your income until you receive distributions. To establish a SEP, your employer must sign a SEP agreement and provide you with a copy of the agreement as well as certain information concerning the rules applicable to such plans. Your employer can satisfy these requirements by using Form 5305-SEP which is issued by the Internal Revenue Service ("IRS").

CONTRIBUTIONS

IN GENERAL. As explained in this part, the amount of your IRA contributions which you can deduct is subject to limits. Except in the case of rollover contributions or trustee to trustee transfers, contributions to your Regular IRA, Spousal IRA or SEP-IRA must be in cash. Contributions to your Regular IRA or Spousal IRA may be made up to the due date for filing your tax return for the taxable year (excluding extensions thereof) even if you file before the due date. In making contributions, you must indicate the tax year to which the contribution applies. If no tax year is designated, the Custodian will assume that the contribution is intended to apply to the calendar year in which it is received.

DEDUCTIBLE CONTRIBUTIONS. If you are single and are not an "active participant" in a retirement plan maintained by your employer, you can deduct the full amount of your IRA contribution up to the lesser of $2,000 or 100% of your compensation for the year. If you are married and file a joint return, you can also deduct the full amount of your IRA contribution so long as neither you nor your spouse is an "active participant" in a retirement plan maintained by your respective employers. These plans include qualified pension, profit sharing (including 401(k)), stock bonus or money purchase plans, SEP-IRAs, qualified annuity plans, tax-sheltered annuities and custodial accounts and deferred compensation plans of governmental agencies. You are generally considered to be an active participant in a plan if you were entitled to have an employer contribution or forfeiture credited to your account during the year in the case of a defined contribution plan or, in the case of a defined benefit plan, you are eligible to participate even if you choose not to. You are considered to be an active participant in a plan if you make a contribution to the plan during a year even if your employer does not. For active participation, it does not matter whether any interest you have in a plan is vested or unvested. Your employer is required to indicate on your Form W-2 whether you were an active participant for the year covered by the form.

If you or your spouse is an active participant in a plan, the amount of the deduction you can claim for an IRA contribution is reduced or totally denied depending upon the amount by which your adjusted gross income for the year exceeds the "applicable dollar amount." The applicable dollar amount is $25,000 for single people and $40,000 for married individuals filing a joint tax return. If you are married but are filing separate tax returns, your applicable dollar amount is $0.

If your adjusted gross income exceeds your applicable dollar amount by more than $10,000, you may not deduct any portion of your IRA contribution. However, if it is between $0 and $10,000 more than your applicable dollar amount, you can claim a tax deduction for your contribution. To determine the amount of the deduction, follow these steps. First, determine the amount of the contribution you can make. If, for example, you have compensation in excess of $2,000 you could make a $2,000 contribution to your Regular IRA. Next, subtract the applicable dollar amount from your adjusted gross income. If you are single and your adjusted gross income is $32,000, the difference would be $7,500. Next divide this difference by $10,000. In the example $7,500/$10,000 equals 3/4. Accordingly, you may deduct 3/4 of your contribution. If the deduction limitation is not a multiple of $10, round the deduction to the next higher $10. If your adjusted gross income does not exceed $35,000 and you are single, or $50,000 and you are married and file a joint return, you can deduct $200 regardless of how the computation comes out.

NONDEDUCTIBLE CONTRIBUTIONS. Even though you may not be entitled to claim a deduction for contributions to your IRA, you are still allowed to make the contributions to the extent described in "Types of IRA," above. To the extent that the amount of your contribution exceeds the deduction limit, it is considered a non-deductible contribution.
Earnings on these contributions are not taxed until distributed just like the earnings on deductible contributions.

You are required to specify on your tax return the amount of your nondeductible contribution. If you overstate this amount, you may be liable for a tax penalty of $100 per overstatement.

INVESTMENT AND HOLDING OF CONTRIBUTIONS

Contributions to your IRA, and the earnings thereon, are invested in shares of one or more separate series of Forum Funds. The assets in your account are held in a custodial account exclusively for your benefit and the benefit of such beneficiaries as you may designate in a writing delivered to the Custodian. The balance in your IRA represents a separate account which is clearly identified as your property and generally may not be combined for investment with the property of another individual. Your right to the entire balance in your account is nonforfeitable. No part of the assets of your account may be invested in life insurance contracts or in collectibles such as works of art, antiques, coins, stamps, etc.

DISTRIBUTIONS FROM YOUR IRA

DURING YOUR LIFE. The law permits distributions to be made from an IRA without penalty any time after you attain age 59 1/2, and requires that distributions commence no later than April 1st following the calendar year in which you attain age 70 1/2. Distributions may be in the form of a single payment or, in accordance with regulations, in monthly, quarterly, or annual payments over your life, the joint lives of you and your designated beneficiary, or over a period certain not extending beyond your life expectancy or the joint life and last survivor expectancy of you and your designated beneficiary. Unless you elect otherwise prior to the date distributions are required to begin, other than in the case of a life annuity, life expectancies will be recalculated annually. The election is irrevocable and applies to all subsequent years. The life expectancy of a nonspouse beneficiary cannot be recalculated. If you direct distributions over your life or the joint lives of you and your designated beneficiary, the Custodian will purchase with your IRA balance an immediate annuity contract from an insurance company you choose and your payments will be made under the contract. You must provide a completed annuity application from the insurance company of your choosing. Distributions may only be requested by proper completion of a distribution form available from the Custodian.

AFTER YOUR DEATH. If you die after your "required beginning date," i.e., the April 1 following the year you attain age 70 1/2, the balance of your IRA generally must be distributed to your designated beneficiary at least as rapidly as under the method of distribution in effect prior to your death.

If you die before your "required beginning date," the entire balance of the account must be distributed by December 31 of the year in which the 5th anniversary of your death occurs. However, distribution need not be made within this 5-year period if your beneficiary receives payments over a period measured by his or her life expectancy beginning no later than December 31 of the year following the year in which you die. If the beneficiary is your spouse, those installment payments don't have to begin until the later of December 31 of the year following the year in which you die or December 31 of the year in which you would have reached age 70 1/2. In addition, the above distribution rules will not apply if your spouse is your beneficiary and he or she elects to treat the entire interest in the IRA (or remaining part of such interest if distribution has already begun) as his or her own IRA subject to the regular IRA distribution requirements. In such a case, your spouse will be considered to be the Depositor under the IRA. If you die before the entire IRA has been distributed to you and your spouse is not your beneficiary, no additional cash contributions or rollover contributions may be accepted by the Custodian.

INCOME AND PENALTY TAXES

INCOME TAX TREATMENT. Income tax on deductible IRA contributions and earnings on both deductible and nondeductible IRA contributions is generally deferred until you receive distributions. If you have made both deductible and nondeductible contributions to IRAs you maintain, a portion of each distribution you receive from any IRA (whether it is the one to which you made nondeductible contributions) will be considered to be a return of nondeductible contributions and therefore not included in your income for tax purposes. The balance of each distribution will be taxed as ordinary income regardless of its original source. The amount of any distribution which is considered to be a return of nondeductible contributions (and therefore not taxed) is determined by multiplying the amount of the distribution by a fraction. The numerator of the fraction is the aggregate amount of nondeductible contributions you have made to all of your IRAs over the years (less any distribution of nondeductible contributions during those years) and the denominator is the balance in all your IRAs at the end of the year (after adding back any distributions you received during the year). The aggregate amount which can be excluded from income for all years cannot exceed the amount of nondeductible contributions that you made.

Taxable distributions from your account are taxed as ordinary income regardless of their original source. They are not eligible for special tax treatment that may apply to lump sum distributions from qualified employer plans. A distribution from your account after you attain age 65 is eligible for the retirement income credit.

PENALTY TAX FOR PREMATURE DISTRIBUTIONS. Your IRA is intended to provide income for you upon retirement. Accordingly, the law generally imposes a penalty on premature distributions. If you receive a taxable distribution from the IRA before reaching age 59 1/2, a nondeductible 10% tax penalty will be imposed on the portion of the distribution which is included in your gross income. This penalty is in addition to any income tax you must pay on the distribution itself. The penalty does not apply to the extent that the distribution is considered a return of nondeductible contributions or a return of an excess contribution which is permitted tax-free (see below). The penalty also will not apply if the distribution is made due to your permanent disability or death, if the distribution is one of a series of substantially equal periodic payments made over your life (or life expectancy) or over the joint lives (or life expectancies) of you and your beneficiary. Further, the penalty does not apply in the case of a qualifying rollover distribution.

PENALTY TAX FOR EXCESS CONTRIBUTIONS. Contributions to an IRA above the permissible limits are nondeductible and are subject to an annual nondeductible excise tax of 6% of the amount of such excess contributions for each year that the excess is not withdrawn or eliminated. The tax is paid by the person to whom a deduction is allowed or, in the case of a Rollover IRA, by the person for whose benefit it is established. If the person who contributed the excess takes no deduction for it and withdraws the excess amount plus the net earnings attributable to such excess on or before the due date (including extensions) for filing the Federal income tax return for the year for which the contribution was made, the 6% excise tax will not be applied but the 10% tax on premature distributions will be applied to the net earnings if the person has not attained age 59 1/2 and is not disabled. Generally, if the excess is withdrawn after the due date (including extensions) for filing the tax return for the year for which the contribution was made, not only will the excess contribution be subject to the 6% excise tax, but the amount of such excess and the net income attributable to it will also be includable in income; and if you have not attained the age of 59 1/2, and are not disabled, you will also be subject to the previously mentioned 10% penalty tax on premature distributions. The law provides, however, that if an individual has made a contribution to an IRA for a year which does not exceed $2,250 (excluding rollover amounts) all or part of which is an excess contribution for which he did not claim a deduction, and he does not correct the excess contribution prior to the due date (including extensions) for filing his tax return for the year, he nevertheless may withdraw the excess amount contributed (without the net income attributable thereto) at any time without incurring the 10% penalty tax on premature distributions or being required to include the amount withdrawn in income. The 6% excise tax will be imposed even in this special situation for the year of the excess contribution and each subsequent year until the excess is withdrawn or eliminated.

The rules discussed above generally apply to SEP-IRAs as well. The law also allows you to withdraw tax-free and without penalty an excess contribution, regardless of the amount, made with respect to a rollover contribution
(including an attempted rollover contribution), if the excess contribution occurred because you reasonably relied on erroneous information required to be supplied by the plan, trust, or institution making the distribution that was the subject of the rollover.

As an alternative to withdrawing excess contributions made to an IRA, such amounts may be eliminated by making reduced contributions; however, you will be required to pay the 6% excise tax on the amount of the excess for the year of the contribution and for each subsequent year until the amount of the excess is eliminated in a later year for which you have not contributed the maximum deductible amount. If a contribution is made to your account in an amount less than the permissible limit in order to correct an excess contribution for a previous year for which you did not claim a deduction, under certain circumstances, taking into account the limits on contributions, you may be allowed to treat the amount of the reduction in the current year's contribution as an additional contribution for the current taxable year.

PENALTY TAX FOR UNDER-DISTRIBUTION. If after April 1st following the year in which you attain age 70 1/2, the amount distributed is less than the minimum amount required by law to be distributed, a 50% excise tax may be imposed on any such deficiency. The IRS may waive this penalty if the deficiency was due to reasonable error and reasonable steps are taken to correct the deficiency.

PENALTY TAX FOR EXCESS DISTRIBUTIONS. A 15% penalty tax is imposed on annual distributions from retirement arrangements (including IRAs) to the extent that such distributions in a year are considered "excess distributions." A distribution is generally an "excess distribution" if, in the case of a distribution other than "lump sum" distributions, it exceeds $150,000 (or such higher amount as may be specified by the IRS) during any calendar year. A "lump sum" distribution will be an "excess distribution" if it exceeds $750,000 (or such higher amount as may be specified by the IRS).

PROHIBITED TRANSACTIONS AND PLEDGING ACCOUNT ASSETS. If during any taxable year you engage in a so-called "prohibited transaction" with respect to your IRA, the account will lose its tax-exempt status. In this event, the fair market value of all account assets, valued as of the first day of such taxable year, will be deemed distributed to you and includable in your gross income. These prohibited transactions would include borrowing money from your account. If you pledge your account or any portion thereof as security for a loan, such pledged portion will be deemed distributed to you and, to the extent that it does not represent a return of nondeductible contributions, is includable in your gross income. If you have not yet attained the age of 59 1/2 and are not totally and permanently disabled, an additional tax equal to 10% of the amount pledged will be imposed on such funds includable in gross income. If your spouse engages in a prohibited transaction with respect to his or her account, the results will be the same.

MISCELLANEOUS

FEDERAL INCOME TAX WITHHOLDING. Distributions from an IRA to the covered individual or to a beneficiary are subject to Federal income tax withholding unless the covered individual or beneficiary elects to have no withholding apply. The current withholding rate required by the Internal Revenue Code is 10%. Additional information concerning withholding and election forms will be available no later than at the time a distribution is requested.

FEDERAL ESTATE AND GIFT TAXES. Generally, your IRA will be included in your estate for Federal estate tax purposes. If your spouse is your beneficiary, your IRA may qualify for a deduction for purposes of that tax. An election under an IRA to have a distribution payable to a beneficiary on the death of the covered individual will not be treated as a gift subject to Federal gift tax.

REPORTS TO THE IRS. You are not required to file Form 5329 with the IRS unless you owe one of the IRA penalty taxes. These are the taxes on excess contributions, premature distributions, prohibited transactions and under distributions after age 70 1/2.

FINANCIAL INFORMATION. The growth in value of the mutual fund shares held in your account can neither be guaranteed nor projected.

CUSTODIAN CHARGES. The First National Bank of Boston as the Custodian of your IRA currently charges an annual maintenance fee of $10.00 per account. An additional $10.00 fee is charged for each disbursement, other than an automatic installment payout. The Custodian may change any of its fees from time to time and may pay all or any portion of the fees to the Funds' Transfer Agent or other agents or subcontractors performing services with respect to your IRA. Further information regarding charges in connection with the administration of your IRA is contained in the IRA Application and Fund prospectus.

IRS APPROVAL STATUS. Your IRA has been approved by the IRS but this determination relates only to form and not to the merits of your account. Further information concerning IRAs can be obtained from any district office of the IRS.

                          INTRODUCTION

By executing the Custodial Account Application with The First National Bank of Boston as custodian ("Custodian"), the Depositor whose name appears on the Individual Retirement Account ("IRA") Application ("Application") hereby establishes an IRA as described in Section 408(a) of the Internal Revenue Code of 1986 ("Code"), in order to provide for retirement or for the support of his or her beneficiaries after death.

Forum Funds (the "Sponsor") is the sponsor of this Agreement. Articles I-VIII are from the Internal Revenue Service's model custodial account (Form 5305-A, rev. 10/92) for establishing tax qualified IRAs.

The Depositor has been given the disclosure statement required under Regulations under Section 408(i) of the Code. The Depositor has deposited with the Custodian the amount shown on the Application.

The Depositor and the Custodian agree as follows:

                                    ARTICLE I

The Custodian may accept additional cash contributions on behalf of the Depositor for a tax year of the Depositor. The total cash contributions are limited to $2,000 for the tax year unless the contribution is a rollover contribution described in Section 402(c) (but only after December 31, 1992), 403(a)(4), 403(b)(8), 408(d)(3), or an employer contribution to a simplified employee pension plan as described in Section 408(k). Rollover contributions before January 1, 1993, include rollovers described in Section 402(a)(5), 402(a)(6), 402(a)(7), 403(a)(4), 403(b)(8), or 408(d)(3) of the Code or an
employer  contribution  to a  simplified  employee  pension plan as described in
Section 408(k).

                                   ARTICLE II

The   Depositor's   interest  in  the  balance  in  the  custodial   account  is
nonforfeitable.

                                   ARTICLE III

1. No part of the custodial funds may be invested in life insurance contracts, nor may the assets of the custodial account be commingled with other property except in a common trust fund or common investment fund (within the meaning of Section 408(a)(5) of the Code).

2. No part of the custodial funds may be invested in collectibles (within the meaning of Section 408(m) of the Code) except as otherwise permitted by Section 408(m)(3) which provides an exception for certain gold and silver coins and coins issued under the laws of any state.

                                   ARTICLE IV

1. Notwithstanding any provision of this agreement to the contrary, the distribution of the Depositor's interest in the custodial account shall be made in accordance with the following requirements and shall otherwise comply with
Section 408(a)(6) and Proposed Regulations Section 1.408-8, including the incidental death benefit provisions of Proposed Regulations Section 1.401(a)(9)-2, the provisions of which are incorporated by reference.

2. Unless otherwise elected by the time distributions are required to begin to the Depositor under paragraph 3, or to the surviving spouse under paragraph 4, other than in the case of a life annuity, life expectancies shall be recalculated annually. Such election shall be irrevocable as to the Depositor and the surviving spouse and shall apply to all subsequent years. The life expectancy of a nonspouse beneficiary may not be recalculated.

3. The Depositor's entire interest in the custodial account must be or begin to be distributed by the Depositor's required beginning date (April 1 following the calendar year end in which the Depositor reaches age 70 1/2). By that date, the Depositor may elect, in a manner acceptable to the Custodian, to have the balance in the custodial account distributed in:

(a)      A single sum payment.

(b) An annuity contract that provides equal or substantially equal monthly, quarterly, or annual payments over the life of the Depositor.

(c) An annuity contract that provides equal or substantially equal monthly, quarterly, or annual payments over the joint and last survivor lives of the Depositor and his or her designated beneficiary.

(d) Equal or substantially equal annual payments over a specified period that may not be longer than the Depositor's life expectancy.

(e) Equal or substantially equal annual payments over a specified period that may not be longer than the joint life and last survivor expectancy of the Depositor and his or her designated beneficiary.

4. If the Depositor dies before his or her entire interest is distributed to him or her, the entire remaining interest will be distributed as follows:

(a) If the Depositor dies on or after distribution of his or her interest has begun, distribution must continue to be made in accordance with paragraph 3.

(b) If the Depositor dies before distribution of his or her interest has begun, the entire remaining interest will, at the election of the Depositor or, if the Depositor has not so elected, at the election of the beneficiary or beneficiaries, either

         (i) Be distributed by the December 31 of the year containing the fifth anniversary of the Depositor's death, or

         (ii) Be distributed in equal or substantially equal payments over the life or life expectancy of the designated beneficiary or beneficiaries starting by December 31 of the year following the year of the Depositor's death. If, however, the beneficiary is the Depositor's surviving spouse, then this distribution is not required to begin before December 31 of the year in which the Depositor would have turned age 70 1/2.

(c) Except where distribution in the form of an annuity meeting the requirements of Section 408(b)(3) and its related regulations has irrevocably commenced, distributions are treated as having begun on the Depositor's required beginning date, even though payments may actually have been made before that date.

(d) If the Depositor dies before his or her entire interest has been distributed and if the beneficiary is other than the surviving spouse, no additional cash contributions or rollover contributions may be accepted in the account.

5. In the case of a distribution over life expectancy in equal or substantially equal annual payments, to determine the minimum annual payment for each year, divide the Depositor's entire interest in the Custodial account as of the close of business on December 31 of the preceding year by life expectancy of the Depositor (or the joint life and last survivor expectancy of the Depositor and the Depositor's designated beneficiary, or the life expectancy of the designated beneficiary, whichever applies). In the case of distributions under paragraph 3, determine the initial life expectancy (or joint life and last survivor expectancy) using the attained ages of the Depositor and designated beneficiary as of their birthdays in the year the Depositor reaches age 70 1/2. In the case of a distribution in accordance with paragraph (4)(b)(ii), determine life expectancy using the attained age of the designated beneficiary as of the beneficiary's birthday in the year distributions are required to commence.

6. The owner of two or more individual retirement accounts may use the "alternative method" described in Notice 88-38, 1988-1 C.B. 524 to satisfy the minimum distribution requirements described above. This method permits an individual to satisfy these requirements by taking from one individual retirement account the amount required to satisfy the requirement for another.

                                    ARTICLE V

1. The Depositor agrees to provide the Custodian with information necessary for the Custodian to prepare any reports required under Section 408(i) of the Code and related Regulations Sections 1.408-5 and 1.408-6.

2. The Custodian agrees to submit reports to the Internal Revenue Service and the Depositor prescribed by the Internal Revenue Service.

                                   ARTICLE VI

Notwithstanding any other articles which may be added or incorporated, the provisions of Articles I through III and this sentence will be controlling. Any additional articles that are not consistent with Section 408(a) of the Code and the related regulations will be invalid.

                                   ARTICLE VII

This agreement will be amended from time to time to comply with the provisions of the Code and related regulations. Other amendments may be made with the consent of the Depositor.

                                  ARTICLE VIII

1.    INVESTMENT OF CONTRIBUTIONS.

(a) All contributions to the custodial account made by or on behalf of the Depositor shall be invested in accordance with proper instructions received from time to time from the Depositor and shall be applied to purchase full and fractional shares ("Shares") of one or more of the separate series of Forum Funds (each such series referred to as a "Fund"). Fund shares held in the custodial account shall be registered in the name of the Custodian or its nominee. The Depositor shall be the beneficial owner of all the assets held in the custodial account.

(b) Except in the case of a rollover contribution or employer contributions to a simplified employee pension plan as described in
          Article I, the Depositor shall not for any taxable year of the Depositor contribute to the custodial account an amount in excess of the lesser of 100% of the compensation includable in his gross income or $2,000, and the Depositor shall be fully and solely responsible for all taxes, interest and penalties which might accrue or be assessed by reason of any excess deposit and interest, if any, earned thereon. Contributions must be made no later than the due date for filing the Depositor's tax return for the tax year (excluding extensions) or by such other date as from time to time provided by law. If a contribution is intended to be a rollover contribution referred to in
          Article I, the Depositor hereby certifies that the source of the contribution qualifies the contribution as such, that no portion thereof consists of any amount considered to have been previously contributed by the Depositor as an employee (other than "deductible employee contributions" as defined in Section 72(o)(5) of the Code), that the contribution is being made to the custodial account no later than 60 days after receipt by the Depositor of the distribution giving rise to the rollover contribution, and that no previous rollover contribution has been made by the Depositor within one year of the date of the rollover contribution to or from another individual retirement account or individual retirement annuity and that the rollover is in all respects permitted by law. It shall be the sole responsibility of the Depositor to determine the amount of the contributions made hereunder. The Depositor shall execute such forms as the Custodian may require in connection with any contribution hereunder.

2.    REINVESTMENT OF EARNINGS.

All dividends and capital gains distributions received on Fund Shares held in the Depositor's account shall, unless received in additional Shares, be reinvested in Shares of the Fund paying such dividends and distributions, which Fund Shares shall be credited to such account. If any distributions of the Fund may be received at the election of the Depositor in additional Shares or in cash or other property, the Custodian shall elect to receive additional Shares.

3.    PROXIES AND OTHER INFORMATION.

The Custodian shall forward to the Depositor all notices, prospectuses, financial statements, proxies and proxy soliciting material which the Custodian receives relating to such Shares. The Custodian shall not vote any such Shares except in accordance with the written instructions of the Depositor.

                           ARTICLE IX (DISTRIBUTIONS)

The Custodian shall, from time to time, subject to the provisions of Article IV, make distributions out of the custodial account to the Depositor, in such manner and amounts as may be specified in written instructions of the Depositor. All such instructions shall be deemed to constitute a certification by the Depositor that the distribution so directed is one that the Depositor is permitted to receive. The Custodian shall have no liability with respect to any contribution to the custodial account, any investment of assets in the custodial account, or any distribution therefrom pursuant to instructions received from the Depositor or this Agreement, or for any consequences to the Depositor arising from such contributions, investments or distributions including, but not limited to, excise and other taxes and penalties which might accrue or be assessed by reason thereof, nor shall the Custodian be under any duty to make any inquiry or investigation with respect thereto.

                            ARTICLE X (BENEFICIARIES)

The Depositor may designate and redesignate his/her beneficiary or beneficiaries on a form satisfactory to the Custodian and provided by the Fund for such purpose. To be effective, such designation must be received by the Custodian prior to the death of the Depositor. Such beneficiary or beneficiaries shall be entitled to the balance in the custodial account of the Depositor as provided in paragraph 4 of Article IV. Unless otherwise provided in the designation of beneficiary form, amounts payable by reason of the Depositor's death will be paid only to the primary beneficiary or beneficiaries who survive the Depositor in equal shares, or, if no primary beneficiary or beneficiaries survive the Depositor, to the contingent beneficiary or beneficiaries who survive the Depositor in equal shares. If some but not all primary or contingent beneficiaries, as applicable, do not survive the Depositor, any amounts that such nonsurviving beneficiaries shall have been entitled to receive hereunder shall be divided among the surviving primary or contingent beneficiaries, as applicable, in proportion to the relative interests of the surviving primary or contingent beneficiaries. If no designation of beneficiary is in effect at the time of the Depositor's death or if no designated beneficiary survives the Depositor, the balance in the custodial account of the Depositor shall be paid to the legal representative of the estate of the Depositor. Unless otherwise provided in the beneficiary designation form, the beneficiary may choose the method of distribution from among those permitted by Article IV.

                    ARTICLE XI (RESPONSIBILITY OF DEPOSITOR)

Depositor acknowledges he or she has read the information distributed to him or her by the Custodian and agrees to assume full responsibility for all decisions as to deposits and withdrawals, and the Depositor indemnifies the Custodian and saves it free and harmless from any and all claims arising out of any adverse consequences experienced by the Depositor as a result of his or her own decision, including but not limited to excise taxes and penalties. Any taxes which may be imposed upon the custodial account or the income thereof, but not excise taxes imposed upon the Depositor, may, in the discretion of the Custodian, be deducted from and charged against the custodial account.

                       ARTICLE XII (ACCEPTANCE OF REPORTS)

If, within 60 days after the mailing by the Custodian to the Depositor of a report pursuant to paragraph 2 of Article V, the Depositor has not given the Custodian written notice of any exception or objection thereto, such report shall be deemed to have been approved in its entirety and in such case, or upon written approval of the Depositor, the Custodian shall be released, relieved, and discharged with respect to all matters and statements set forth therein as though the report had been settled by judgment or decree of a court of competent jurisdiction.

                   ARTICLE XIII (RESPONSIBILITY OF CUSTODIAN)

The Custodian shall have no duties whatsoever except such duties as it specifically agrees to in writing, and no implied covenants or obligations shall be read into this Agreement against the Custodian. The Custodian shall not be liable under this Agreement, except for its own bad faith, gross negligence or willful misconduct. In performing its duties under this Agreement, the Custodian may hire agents, experts and attorneys. The Custodian may also delegate any of its powers and duties hereunder to an agent.

                  ARTICLE XIV (PROHIBITION AGAINST ASSIGNMENT)

No interest right or claim in or to any part of the custodial account or any payment therefrom shall be assignable, transferable, or subject to sale, mortgage, pledge, hypothecation, commutation, anticipation, garnishment, attachment, execution, or levy of any kind and the Custodian shall not recognize any attempt to assign, transfer, sell, mortgage, pledge, hypothecate, commute, or anticipate the same, except as required by law.

                             ARTICLE XV (AMENDMENT)

The Depositor hereby delegates to the Custodian the power to amend this Agreement from time to time as it deems appropriate, and hereby consents to any such amendment provided, however, that all such amendments are in compliance with the provisions of the Code and the regulations thereunder. All such amendments shall be effective as of the date set forth in a written notice of amendment which will be sent to the Depositor.

                            ARTICLE XVI (TERMINATION)

This account and this Agreement may be terminated at any time by the Depositor by delivering to the Custodian a written notice of termination. In addition, in the event that either (a) all of the funds available for investment hereunder are liquidated or otherwise terminated or (b) the sponsor of this IRA ceases to act as such without a successor assuming the duties of the sponsor, the account and this Agreement shall be terminated and the assets thereof shall be delivered to the Depositor unless prior to such payment the Depositor provides written instructions to the Custodian to transfer such proceeds to the trustee or custodian of another IRA.

                          ARTICLE XVII (RESIGNATION OR
                              REMOVAL OF CUSTODIAN)

1. The Custodian may resign without liability, cost or expense of any kind, upon written notice to that effect delivered to the Depositor and the Fund, such resignation to be effective the 30th day following the mailing to the Depositor of such notice. The Depositor may remove the Custodian upon 30 days' written notice to that effect to the Custodian. Upon such resignation or removal, the Depositor shall forthwith appoint a successor custodian which satisfies the requirements of section 408(h) of the Code. Upon receipt of the Custodian of written acceptances by the successor custodian of such appointment, the Custodian shall deliver the assets of the custodial account to the successor custodian. In the event the Depositor fails to appoint a successor custodian which has accepted its appointment within 30 days of the mailing of the notice of resignation, or removal, the Custodian shall terminate the Account and pay the proceeds to the Depositor.

2. The Depositor and Custodian agree that the Sponsor of this Agreement may at any time remove the Custodian and appoint a successor custodian. The effective date of the removal and appointment shall be determined by the Custodian and the successor custodian. On or after such date the Custodian shall deliver the assets of the custodial account to the successor custodian.

3. The Sponsor will appoint another custodian upon notification from the Commissioner of the Internal Revenue Service that such substitution is required because the Custodian has failed to comply with the requirements of section 1.401-12(n) of the regulations or is not keeping such records, or making such returns or rendering such statements as are required by forms or regulations.

4. Notwithstanding the foregoing, the Custodian may reserve such assets of the custodial account as it may deem necessary for the payment of all its fees, compensation, costs and expenses and for the payment of all other liabilities which are a charge on or against the assets of the custodial account or on or against the Custodian, and where necessary for this purpose may liquidate reserved Fund Shares. Any balance of such reserve remaining after the payment of all such items shall be paid over to the successor custodian, or, if the Depositor has failed to appoint a successor custodian as provided in paragraph 1 above, to the Depositor.

5. The provisions of this Agreement shall apply to any successor custodian from the effective date of its appointment as such with the same force and effect as if such successor were the initial custodian hereunder.

                             ARTICLE XVIII (NOTICES)

1. Any notice herein required or permitted to be given to the Custodian shall not be effective unless it is mailed to and actually received by the Custodian at the address specified in the Disclosure Statement, or such other address as the Custodian shall provide the Depositor from time to time in writing, stating that such other address shall be used for purposes of this Agreement.

2. Any notice herein required or permitted to be given to the Depositor shall be mailed to the Depositor at the Depositor's residence address given above or at such other address as he/she shall provide the Custodian from time to time in writing stating that such other address shall be used for purposes of this Agreement, and any such notice shall be deemed accepted by the Depositor at the time it is mailed. Depositor and his/her beneficiaries will be bound by the last address furnished to the Custodian by the Depositor or his/her beneficiary.

                        ARTICLE XIX (MINIMUM WITHDRAWALS)

The Depositor shall be fully and solely responsible for all taxes and penalties which might accrue or be assessed for having failed to make the annual minimum withdrawal commencing no later than April 1 following the calendar year in which he/she attains the age of 70 1/2 or for any year thereafter.

                    ARTICLE XX (TAXES AND CHARGES TO ACCOUNT)

Any income taxes or other taxes of any kind whatsoever that may be levied or assessed upon or in respect of the custodial account or the assets thereof, or the income therefrom, any transfer taxes incurred in connection with the investment and reinvestment of the assets of the custodial account, all other reasonable administrative expenses incurred by the Custodian in the performance of its duties hereunder, including fees for legal services rendered to the Custodian, and such reasonable compensation to the Custodian for its services under this Agreement as the Custodian may charge from time to time, may, in the discretion of the Custodian, be charged against and paid from the assets of the custodial account. Sufficient Fund Shares may be liquidated from the custodial account to pay any such taxes, expenses, and compensation.

                           ARTICLE XXI (GOVERNING LAW)

This Agreement and the custodial account created hereby shall be subject to the applicable laws, rules and regulations, as the same may from time to time be amended, of the Federal government and the Commonwealth of Massachusetts and the agencies and instrumentalities of each having jurisdiction thereof, and shall be governed by and construed, administered and enforced according to the law of the Commonwealth of Massachusetts. All contributions to the custodial account shall be deemed to take place in the Commonwealth of Massachusetts.

                        ARTICLE XXII (FEES AND EXPENSES)

The Custodian shall be entitled to receive and may charge against the Depositor's custodial account such reasonable compensation for its services in accordance with its fee schedule as from time to time in effect, and shall also be entitled to reimbursement of its expenses as Custodian under this Agreement. The Custodian will notify the Depositor in writing of any change in its fee schedule.


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